Exhibit 99.1

           McGrath RentCorp Announces Results for Second Quarter 2007

                    EPS Increases 6% to $0.36 for the Quarter

                           Rental Revenues Increase 9%

     LIVERMORE, Calif.--(BUSINESS WIRE)--Aug. 2, 2007--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended June 30, 2007, of $67.4 million, an increase of 11%, compared to $60.7 million in the second quarter 2006. The Company reported net income for the second quarter 2007 of $9.1 million, or $0.36 per diluted share, compared to net income of $8.7 million, or $0.34 per diluted share, in the second quarter 2006. During the second quarter 2006, the Company recorded a $0.9 million reduction to the provision for income taxes, or $0.03 per diluted share, due to the reduction in the Company's deferred tax liability as a result of a franchise tax law change enacted by the state of Texas in May 2006.

     For the second quarter of 2007, the Company's Mobile Modular division posted a 14% increase in rental revenues to $24.7 million compared with $21.6 million in the second quarter 2006, with gross profit on rental revenues increasing 29% to $15.3 million from $11.9 million in the second quarter 2006. Sales revenues decreased $1.2 million from $7.3 million in the second quarter 2006 to $6.1 million, with comparable gross profit on sales of $1.8 million due to higher gross margins on sales of 29.0% in the second quarter 2007 compared to 24.5% in the second quarter 2006. Total gross profit increased 21% from $16.2 million in the second quarter 2006 to $19.7 million in the second quarter 2007. Selling and administrative expenses increased $0.8 million to $6.7 million in the second quarter 2007. As a result, Mobile Modular's pre-tax income increased 32% from $8.3 million to $11.0 million in the second quarter 2007.

     For the second quarter of 2007, the Company's TRS-RenTelco division posted a 4% increase in rental revenues to $20.3 million from $19.6 million in the second quarter of 2006, with gross profit on rental revenues decreasing 4% to $7.9 million from $8.2 million in the second quarter 2006. The lower gross profit on rental revenues was primarily due to 12% higher depreciation expense and 6% lower average equipment utilization in 2007, resulting in a higher depreciation as a percentage of rents of 47.9% in the second quarter 2007 compared to 44.4% in the second quarter 2006. Sales revenues increased $2.4 million from $3.2 million to $5.6 million in the second quarter 2007, with gross profit on sales increasing $0.6 million to $1.7 million from $1.1 million in the second quarter 2006. Selling and administrative expenses increased $1.1 million to $5.3 million in the second quarter 2007. As a result, TRS-RenTelco's pre-tax income decreased 18% from $4.7 million to $3.8 million in the second quarter 2007.

     Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

     "Our second quarter results reflect the continuing growth of our modulars and electronics rental businesses.

     "Mobile Modular's 14% increase in rental revenues over the second quarter of last year is primarily related to classroom and commercial building shipments in the second half of 2006. We should experience a full 12 months of rental revenues in 2007 on a large number of these orders. Gross profit on rents increasing 29% compared to a year ago was driven by the higher rental revenue level and lower direct expenses within the quarter. The direct expenses in the second quarter 2006 were impacted by higher field service costs and higher material costs related to the mix of building modification and preparation work performed during the quarter.

     "Classroom rental opportunities and booking levels have been very favorable thus far in 2007. In California, we are benefiting from strong demand to modernize California's aging public school infrastructure and the passage of the November 2006 statewide facilities bond measure to fund these projects. In Florida, the popularity of our hybrid classroom product, class size reduction and the phasing out of older model code portable classrooms continue to support strong rental revenue growth. Keep in mind that the great majority of these classroom rental orders will not ship and begin billing until the third quarter of 2007. Second quarter ending utilization stood at 82.8%, up from 81.5% at the end of the first quarter, and we would expect further improvement by the end of the third quarter due to these school shipments. For the second quarter of 2007, our commercial rental booking activity in the California and Texas markets was generally strong, with some weakness in the residential developer sector. In Florida, we are pleased with the volume of commercial opportunities we are experiencing as we work to establish the Mobile Modular brand name in the market.

     "TRS-RenTelco's 4% increase in rental revenues quarter over quarter reflects stable market conditions. Despite a healthy pipeline of opportunities, we experienced slower than anticipated conversion to bookings, especially during the later part of the quarter. However, we've had a favorable start to the third quarter in new rental orders.

     "TRS-RenTelco's pre-tax income for the second quarter was lower than last year as a result of higher selling and administrative expenses, and higher depreciation. We are more fully staffed than a year ago. Most of these positions are sales and marketing related and should support rental revenue growth in the quarters ahead. Depreciation expense increased due to our purchases over the past 12 months of the latest technology test equipment to support growth and our need to reduce our inventories of older technology equipment. We also saw our average monthly rental rate during the quarter reduce to 4.99% compared to 5.09% during the first quarter. This is mainly due to a greater mix of general purpose test equipment that typically has lower rental rates, but longer lives, compared to communications test equipment. Other factors contributing to the lower average monthly rental rate were account penetration and competitive pressures, and the phasing out of TRS acquired equipment at approximately 55% of list price compared to new equipment purchases at approximately 90% of list price. We expect profitability to improve in the second half of 2007 as we increase utilization of newer technology equipment and continue to sell older generation inventory."

     SECOND QUARTER 2007 HIGHLIGHTS (AS COMPARED TO SECOND QUARTER 2006)

     -- Rental revenues increased 9% to $45.0 million. Within rental revenues, Mobile Modular increased 14% from $21.6 million to $24.7 million; TRS-RenTelco increased 4% from $19.6 million to $20.3 million.

     -- Sales revenues increased 12% to $13.2 million, resulting from higher sales volume in TRS-RenTelco and Enviroplex partly offset by lower sales volume in Mobile Modular. The higher sales volume and higher gross margin percentage of 30.4% in 2007 compared to 27.3% in 2006, resulted in a gross profit increase of $0.8 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

     -- Depreciation of rental equipment increased 13% to $12.7 million, with Mobile Modular increasing 15% to $3.0 million from $2.6 million in 2006, and TRS-RenTelco increasing 12% to $9.7 million from $8.7 million in 2006.

     -- Provision for income taxes was based on an effective rate of 39.0% in 2007 compared to 32.1% in 2006. The 2006 provision for income taxes was reduced $0.9 million during the second quarter to record the impact to the Company's deferred tax liability from a franchise tax law change enacted by the state of Texas in May 2006. Excluding the impact of the Texas law change, the second quarter 2006 provision for income taxes was based on an effective tax rate of 39.0%.

     -- Debt increased $11.8 million during the quarter to $186.0 million, with the Company's total liabilities to equity ratio decreasing from
          1.51 to 1 at March 31, 2007 to 1.49 to 1 as of June 30, 2007. As of June 30, 2007, the Company, under its lines of credit, had capacity to borrow an additional $57.0 million.

     -- Dividend rate increased 13% to $0.18 per share for the second quarter 2007, as compared to $0.16 per share for the second quarter of 2006. On an annualized basis, this dividend represents a 2.4% yield on the August 1, 2007 close price of $29.77.

     -- Cash flows from operating activities decreased $13.5 million to $28.8 million for the six months ended June 30, 2007, primarily attributable to the reduction of accounts receivable in 2006 due to the collection of large aged receivables that did not recur in 2007 and to a lesser extent decreased accounts payable and other accrued liabilities compared to 2006, partly offset by improved operating results and other balance sheet changes.

     -- EBITDA increased 14% to $31.9 million for the second quarter of 2007 compared to $28.0 million for the second quarter of 2006. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock compensation. A reconciliation of net income to EBITDA can be found at the end of this release.

     FINANCIAL GUIDANCE

     The Company reconfirms its 2007 full-year earnings per share to be in a range of $1.65 to $1.73 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of August 2, 2007. Actual 2007 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

     You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

     About McGrath RentCorp

     Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

     CONFERENCE CALL NOTE: As previously announced in its press release of July 22, 2007, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 2, 2007 to discuss the second quarter 2007 results. To participate in the teleconference, dial 1-800-218-4007 (in the U.S.), or 1-303-262-2140 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11093069.

     This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture our products in a timely manner and to our specifications; our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions; fluctuations in interest rates and the Company's ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation and claims from employees, vendors, customers and other third parties; fluctuations in the Company's effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; state funding for education; our failure, or the failure of our products, to comply with current, new or modified statutory or regulatory requirements; success of the Company's strategic growth initiatives; risks associated with doing business with government entities; seasonality of our educational and electronics business; intense industry competition; our ability to timely deliver, install and redeploy our modular products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.


                           MCGRATH RENTCORP
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)

----------------------------------------------------------------------
                                   Three Months     Six Months Ended
                                   Ended June 30,        June 30,
                                  ---------------- -------------------
(in thousands, except per share
 amounts)                           2007    2006     2007      2006
----------------------------------------------------------------------

REVENUES
----------------------------------
  Rental                          $44,995 $41,168  $ 88,303  $ 80,839
  Rental Related Services           8,598   7,099    16,020    14,166
                                  ------- -------- --------- ---------
    Rental Operations              53,593  48,267   104,323    95,005
  Sales                            13,224  11,769    22,567    22,267
  Other                               630     637     1,310     1,257
                                  ------- -------- --------- ---------
        Total Revenues             67,447  60,673   128,200   118,529
                                  ------- -------- --------- ---------

COSTS AND EXPENSES
----------------------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                     12,730  11,314    24,749    22,172
    Rental Related Services         6,166   4,748    11,259     9,708
    Other                           8,996   9,763    16,594    17,769
                                  ------- -------- --------- ---------
        Total Direct Costs of
         Rental Operations         27,892  25,825    52,602    49,649
  Costs of Sales                    9,203   8,559    15,729    15,888
                                  ------- -------- --------- ---------
        Total Costs                37,095  34,384    68,331    65,537
                                  ------- -------- --------- ---------
          Gross Profit             30,352  26,289    59,869    52,992
  Selling and Administrative       12,607  10,802    24,255    22,356
                                  ------- -------- --------- ---------
    Income from Operations         17,745  15,487    35,614    30,636
  Interest                          2,832   2,773     5,453     5,126
                                  ------- -------- --------- ---------
    Income Before Provision for
     Income Taxes                  14,913  12,714    30,161    25,510
  Provision for Income Taxes        5,816   4,078    11,763     9,069
                                  ------- -------- --------- ---------
    Income Before Minority
     Interest                       9,097   8,636    18,398    16,441
  Minority Interest in Income
   (Loss) of Subsidiary                12     (33)      (15)      (65)
                                  ------- -------- --------- ---------
       Net Income                 $ 9,085 $ 8,669  $ 18,413  $ 16,506
                                  ======= ======== ========= =========

Earnings Per Share:
  Basic                           $  0.36 $  0.35  $   0.73  $   0.66
  Diluted                         $  0.36 $  0.34  $   0.72  $   0.66
Shares Used in Per Share
 Calculation:
  Basic                            25,233  24,956    25,174    24,911
  Diluted                          25,491  25,209    25,431    25,211

Cash Dividends Declared Per Share $  0.18 $  0.16  $   0.36  $   0.32


                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
----------------------------------------------------------------------
                                                June 30,  December 31,
                                               ---------- ------------
(in thousands)                                      2007         2006
----------------------------------------------------------------------

ASSETS
-----------------------------------------------
Cash                                           $     321    $     349
Accounts Receivable, net of allowance for
 doubtful accounts of $1,200 in 2007 and $1,000
 in 2006                                          64,159       59,834

Rental Equipment, at cost:
  Relocatable Modular Buildings                  468,388      451,828
  Electronic Test Equipment                      209,688      186,673
                                               ---------- ------------
                                                 678,076      638,501
  Less Accumulated Depreciation                 (203,669)    (187,159)
                                               ---------- ------------
  Rental Equipment, net                          474,407      451,342
                                               ---------- ------------

Property, Plant and Equipment, net                58,504       58,146
Prepaid Expenses and Other Assets                 16,918       15,871
                                               ---------- ------------
        Total Assets                           $ 614,309    $ 585,542
                                               ========== ============

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Liabilities:
  Notes Payable                                $ 185,981    $ 165,557
  Accounts Payable and Accrued Liabilities        51,171       55,509
  Deferred Income                                 18,461       25,852
  Minority Interest in Subsidiary                  3,465        3,479
  Deferred Income Taxes, net                     108,656      104,353
                                               ---------- ------------
        Total Liabilities                        367,734      354,750
                                               ---------- ------------

Shareholders' Equity:
  Common Stock, no par value -
    Authorized -- 40,000 shares
    Issued and Outstanding -- 25,322 shares in
     2007 and 25,090 shares in 2006               40,425       33,963
  Retained Earnings                              206,150      196,829
                                               ---------- ------------
        Total Shareholders' Equity               246,575      230,792
                                               ---------- ------------
        Total Liabilities and Shareholders'
         Equity                                $ 614,309    $ 585,542
                                               ========== ============


                           MCGRATH RENTCORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)
                                                    Six Months Ended
                                                         June 30,
                                                   -------------------
(in thousands)                                         2007      2006
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
---------------------------------------------------
  Net Income                                       $ 18,413  $ 16,506
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:

    Depreciation                                     25,902    23,223
    Provision for Doubtful Accounts                     430       171
    Non-Cash Stock Compensation                       1,704     1,548
    Gain on Sale of Rental Equipment                 (4,350)   (4,134)
    Change In:
      Accounts Receivable                            (4,755)    9,887
      Prepaid Expenses and Other Assets              (1,047)   (1,631)
      Accounts Payable and Accrued Liabilities       (4,434)    4,375
      Deferred Income                                (7,391)   (7,474)
      Deferred Income Taxes                           4,303      (131)
                                                   --------- ---------
        Net Cash Provided by Operating Activities    28,775    42,340
                                                   --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
---------------------------------------------------
  Purchase of Rental Equipment                      (54,965)  (71,047)
  Purchase of Property, Plant and Equipment          (1,511)   (1,505)
  Proceeds from Sale of Rental Equipment             11,040     9,457
                                                   --------- ---------
        Net Cash Used in Investing Activities       (45,436)  (63,095)
                                                   --------- ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
---------------------------------------------------
  Net Borrowings Under Bank Lines of Credit          20,424    26,268
  Proceeds from the Exercise of Stock Options         3,374     1,441
  Excess Tax Benefit from Exercise and
   Disqualifying Disposition of Stock Options         1,385       626

  Payment of Dividends                               (8,550)   (7,471)
                                                   --------- ---------
        Net Cash Provided by Financing Activities    16,633    20,864
                                                   --------- ---------

        Net Increase (Decrease) in Cash                 (28)      109
Cash Balance, beginning of period                       349       276
                                                   --------- ---------
Cash Balance, end of period                        $    321  $    385
                                                   ========= =========

Interest Paid, during the period                   $  5,632  $  5,017
                                                   ========= =========
Income Taxes Paid, during the period               $  6,076  $  8,573
                                                   ========= =========
Dividends Declared, not yet paid                   $  4,558  $  3,994
                                                   ========= =========
Rental Equipment Acquisitions, not yet paid        $  8,970  $  7,308
                                                   ========= =========


Mobile Modular - Q2 2007 compared to Q2 2006 (Unaudited)
(dollar amounts in thousands)         Three Months Ended   Increase
                                           June 30,        (Decrease)
                                     -------------------- ------------
                                         2007       2006        $  %
                                     ---------  --------- ------------
Revenues
-------------------------------------
Rental                               $ 24,730   $ 21,602  $ 3,128  14%
Rental Related Services                 8,116      6,779    1,337  20%
                                     ---------  --------- --------
   Rental Operations                   32,846     28,381    4,465  16%
Sales                                   6,085      7,332   (1,247)-17%
Other                                     157        178      (21)-12%
                                     ---------  --------- --------
Total Revenues                       $ 39,088   $ 35,891  $ 3,197   9%
                                     ---------  --------- --------

Gross Profit
-------------------------------------
Rental                               $ 15,328   $ 11,858  $ 3,470  29%
Rental Related Services                 2,448      2,397       51   2%
                                     ---------  --------- --------
   Rental Operations                   17,776     14,255    3,521  25%
Sales                                   1,767      1,793      (26) -1%
Other                                     157        178      (21)-12%
                                     ---------  --------- --------
Total Gross Profit                   $ 19,700   $ 16,226  $ 3,474  21%
                                     ---------  --------- --------

                                     ---------  --------- --------
Pre-tax Income                       $ 10,981   $  8,301  $ 2,680  32%
                                     ---------  --------- --------

Other Information
-------------------------------------
Depreciation of Rental Equipment     $  3,019   $  2,618  $   401  15%
Interest Expense Allocation          $  2,000   $  2,043  $   (43) -2%

Average Rental Equipment (1)         $417,320   $372,051  $45,269  12%
Average Rental Equipment on Rent (1) $342,683   $307,599  $35,084  11%
Average Monthly Total Yield (2)          1.98%      1.94%           2%
Average Utilization (3)                  82.1%      82.7%          -1%
Average Monthly Rental Rate (4)          2.41%      2.34%           3%

Period End Rental Equipment (1)      $421,170   $375,227  $45,943  12%
Period End Utilization (3)               82.8%      83.3%          -1%
Period End Floors (1)                  25,200     23,422    1,778   8%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Q2 2007 compared to Q2 2006 (Unaudited)
(dollar amounts in thousands)          Three Months Ended  Increase
                                            June 30,       (Decrease)
                                       ------------------ ------------
                                           2007     2006     $     %
                                       ------------------ ------------
Revenues
---------------------------------------
Rental                                 $ 20,265 $ 19,566  $   699   4%
Rental Related Services                     482      320      162  51%
                                       ------------------ --------
   Rental Operations                     20,747   19,886      861   4%
Sales                                     5,636    3,223    2,413  75%
Other                                       473      459       14   3%
                                       ------------------ --------
Total Revenues                         $ 26,856 $ 23,568  $ 3,288  14%
                                       ------------------ --------

Gross Profit
---------------------------------------
Rental                                 $  7,941 $  8,233  $  (292) -4%
Rental Related Services                     (16)     (46)      30  65%
                                       ------------------ --------
   Rental Operations                      7,925    8,187     (262) -3%
Sales                                     1,689    1,127      562  50%
Other                                       473      459       14   3%
                                       ------------------ --------
Total Gross Profit                     $ 10,087 $  9,773      314   3%
                                       ------------------ --------

                                       ------------------ --------
Pre-tax Income                         $  3,830 $  4,688  $  (858)-18%
                                       ------------------ --------

Other Information
---------------------------------------
Depreciation of Rental Equipment       $  9,711 $  8,696  $ 1,015  12%
Interest Expense Allocation            $    959 $    862  $    97  11%

Average Rental Equipment (1)           $203,688 $167,478  $36,210  22%
Average Rental Equipment on Rent (1)   $135,366 $119,061  $16,305  14%
Average Monthly Total Yield (2)            3.32%    3.89%         -15%
Average Utilization (3)                    66.5%    71.1%          -6%
Average Monthly Rental Rate (4)            4.99%    5.48%          -9%

Period End Rental Equipment (1)        $207,937 $173,910  $34,027  20%
Period End Utilization (3)                 67.2%    71.3%          -6%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


Mobile Modular - Six Months Ended 6/30/07 compared to Six Months Ended
 6/30/06 (Unaudited)
(dollar amounts in thousands)          Six Months Ended    Increase
                                           June 30,        (Decrease)
                                      ------------------- ------------
                                          2007      2006     $     %
                                      --------- --------- ------------
Revenues
--------------------------------------
Rental                                $ 48,566  $ 43,010  $ 5,556  13%
Rental Related Services                 15,165    13,545    1,620  12%
                                      --------- --------- --------
   Rental Operations                    63,731    56,555    7,176  13%
Sales                                   10,251    12,095   (1,844)-15%
Other                                      319       361      (42)-12%
                                      --------- --------- --------
Total Revenues                        $ 74,301  $ 69,011  $ 5,290   8%
                                      --------- --------- --------

Gross Profit
--------------------------------------
Rental                                $ 31,070  $ 25,234    5,836  23%
Rental Related Services                  4,768     4,635      133   3%
                                      --------- --------- --------
   Rental Operations                    35,838    29,869    5,969  20%
Sales                                    3,074     3,135      (61) -2%
Other                                      319       361      (42)-12%
                                      --------- --------- --------
Total Gross Profit                    $ 39,231  $ 33,365  $ 5,866  18%
                                      --------- --------- --------

                                      --------- --------- --------
Pre-tax Income                        $ 22,163  $ 17,364  $ 4,799  28%
                                      --------- --------- --------

Other Information
--------------------------------------
Depreciation of Rental Equipment      $  5,948  $  5,138  $   810  16%
Interest Expense Allocation           $  3,893  $  3,789  $   104   3%

Average Rental Equipment (1)          $414,981  $370,418  $44,563  12%
Average Rental Equipment on Rent (1)  $339,166  $306,861  $32,305  11%
Average Monthly Total Yield (2)           1.95%     1.94%           1%
Average Utilization (3)                   81.7%     82.8%          -1%
Average Monthly Rental Rate (4)           2.39%     2.34%           2%

Period End Rental Equipment (1)       $421,170  $375,227  $45,943  12%
Period End Utilization (3)                82.8%     83.3%          -1%
Period End Floors (1)                   25,200    23,422    1,778   8%
----------------------------------------------- ----------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Six Months Ended 6/30/07 compared to Six Months Ended
 6/30/06 (Unaudited)
(dollar amounts in thousands)          Six Months Ended    Increase
                                           June 30,        (Decrease)
                                      ------------------- ------------
                                          2007      2006     $     %
                                      --------- --------- ------------
Revenues
--------------------------------------
Rental                                $ 39,737  $ 37,829  $ 1,908   5%
Rental Related Services                    855       621      234  38%
                                      --------- --------- --------
   Rental Operations                    40,592    38,450    2,142   6%
Sales                                    9,727     7,702    2,025  26%
Other                                      991       896       95  11%
                                      --------- --------- --------
Total Revenues                        $ 51,310  $ 47,048  $ 4,262   9%
                                      --------- --------- --------

Gross Profit
--------------------------------------
Rental                                $ 15,890  $ 15,664  $   226   1%
Rental Related Services                     (7)     (177)     170  96%
                                      --------- --------- --------
   Rental Operations                    15,883    15,487      396   3%
Sales                                    3,140     2,841      299  11%
Other                                      991       896       95  11%
                                      --------- --------- --------
Total Gross Profit                    $ 20,014  $ 19,224  $   790   4%
                                      --------- --------- --------

                                      --------- --------- --------
Pre-tax Income                        $  8,118  $  8,680  $  (562) -6%
                                      --------- --------- --------

Other Information
--------------------------------------
Depreciation of Rental Equipment      $ 18,801  $ 17,034  $ 1,767  10%
Interest Expense Allocation           $  1,837  $  1,580  $   257  16%

Average Rental Equipment (1)          $197,581  $162,457  $35,124  22%
Average Rental Equipment on Rent (1)  $131,333  $114,143  $17,190  15%
Average Monthly Total Yield (2)           3.35%     3.88%         -14%
Average Utilization (3)                   66.5%     70.3%          -5%
Average Monthly Rental Rate (4)           5.04%     5.52%          -9%

Period End Rental Equipment (1)       $207,937  $173,910  $34,027  20%
Period End Utilization (3)                67.2%     71.3%          -6%
----------------------------------------------------------------------
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


     Reconciliation of Net Income to EBITDA

     The Company presents EBITDA as a financial measure as management believes it provides useful information regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the business. EBITDA is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock compensation. In addition, several of the loan covenants and the determination of the interest rate related to the Company's revolving line of credit are expressed by reference to this financial measure, similarly calculated. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company's profitability or liquidity. The Company's EBITDA may not be comparable to similarly titled measures presented by other companies. Since EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the following table reconciles EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States for the three, six and twelve months ended June 30, 2007 and 2006.


Reconciliation of Net Income to EBITDA
(dollar amounts  Three Months    Six Months Ended  Twelve Months Ended
 in thousands)       Ended           June 30,           June 30,
                   June 30,
               ----------------- ----------------- -------------------
                  2007     2006     2007     2006      2007      2006
               -------- -------- -------- -------- --------- ---------
Net Income     $ 9,085  $ 8,669  $18,413  $16,506  $ 42,985  $ 40,682
  Minority
   Interest in
   Income
   (Loss) of
   Subsidiary       12      (33)     (15)     (65)      330       100
  Provision for
   Income Taxes  5,816    4,078   11,763    9,069    26,903    23,458
  Interest       2,832    2,773    5,453    5,126    11,087     9,385
               -------- -------- -------- -------- --------- ---------
Income from
 Operations     17,745   15,487   35,614   30,636    81,305    73,625
  Depreciation
   and
   Amortization 13,314   11,840   25,902   23,223    50,140    46,180
  Non-Cash
   Stock
   Compensation    854      718    1,704    1,548     3,281     1,592
               -------- -------- -------- -------- --------- ---------
EBITDA (1)     $31,913  $28,045  $63,220  $55,407  $134,726  $121,397
               ======== ======== ======== ======== ========= =========

EBITDA Margin
 (2)                47%      46%      49%      47%       49%       44%

1. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock compensation.
2. EBITDA Margin is calculated as EBITDA divided by total revenues for the period.


     CONTACT: McGrath RentCorp
              Keith E. Pratt, 925-606-9200
              Chief Financial Officer